Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2006, relating to the financial statements of The Immune Response Corporation for the years ended December 31, 2005 and 2004. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
/s/ Levitz, Zacks & Ciceric
San Diego, California
July 26, 2006